EXHIBIT 10.41

UTAH DEPARTMENT OF FINANCIAL INSTITUTIONS

SALT LAKE CITY, UTAH

In the Matter of	)
)
CIT BANK	)	ORDER TO
SALT LAKE CITY, UTAH	)	CEASE AND DESIST
)
	)	CASE NO. 09-035
)
)

     CIT Bank, Salt Lake City, Utah ("Bank"), having been advised of its right to a NOTICE OF CHARGES AND OF HEARING detailing the unsafe or unsound banking practices that may arise at the Bank by reason of the financial deterioration of CIT Group, Inc., New York, New York ("Parent Company") and/or its non-bank subsidiaries, and of its right to a hearing on the alleged charges under Utah Code Annotated, Section 7-1-307, and having waived those rights, entered into a STIPULATION AND CONSENT TO THE ISSUANCE OF AN ORDER TO CEASE AND DESIST ("CONSENT AGREEMENT") with counsel for the Utah Department of Financial Institutions ("UDFI")' dated July 16, 2009, whereby solely for the purpose of this proceeding, the Bank consented to the issuance of an ORDER TO CEASE AND DESIST ("ORDER") by the UDFI.

     The UDFI, having considered the matter and determined that it had reason to believe that the Bank may engage in unsafe or unsound banking practices by reason of the financial deterioration of the Parent Company and/or its non-bank subsidiaries, accepted the CONSENT AGREEMENT and issued the following:

ORDER TO CEASE AND DESIST

     IT IS HEREBY ORDERED that the Bank, its directors, officers, employees, agents and other institution-affiliated parties (as that term is defined in Section 3(u) of the Act, 12 U.S.C. § 1813(u)), and its successors and assigns cease and desist from engaging in any unsafe or unsound banking practices which may arise due to the financial deterioration of the Parent Company and/or its non-bank subsidiaries and shall take affirmative action as follows:

     1. Take any and all steps necessary to ensure that it does not, without the prior written consent of the Commissioner of Financial Institutions ("Commissioner"), directly or indirectly enter into, participate in, or otherwise engage in or allow any "extension of credit" to the Parent Company or to any other "affiliate" of the Bank and/or directly or indirectly enter into, participate in, or otherwise engage in or allow any "covered transaction" or "transaction covered" with the Parent Company or with any "affiliate" of the Bank regardless of whether such "extension of credit", "covered transaction" or "transaction covered" would be prohibited, limited or otherwise regulated by Sections 23A or 23B of the Federal Reserve Act ("Sections 23A and 23B"),12 U.S.C. §§ 371c and 371c-1.

     For purposes of this ORDER, "extension of credit" shall be defined as set forth at 12 C.F.R. § 215.3 and "affiliate", "covered transaction" and "transaction covered" shall have the meanings set forth in Section 23A and 23B; provided, however, that the terms "covered transaction" and "transaction covered" shall not include the continued provision of and payments for operational services provided by affiliates under pre-existing contracts in the normal course of business, including the provision of technology platforms and dual employees. Additionally, for purposes of this ORDER, any transaction by the Bank with any person or entity shall be deemed to be a transaction with an "affiliate" of the Bank if any of the proceeds of the transaction are used for the benefit of, or transferred to such "affiliate".

     2. During the life of this ORDER the Bank shall not, without the prior written consent of the Commissioner, declare or pay dividends or any other form of payment representing a reduction in capital, excluding the continued provision of and payments for operational services provided by affiliates under pre-existing contracts in the normal course of business, including the provision of technology platforms and dual employees.

     3. During the life of this ORDER the Bank shall not, without the prior written consent of the Commissioner, permit the amount of "Brokered Deposits" (as such term is defined by 12 C.F.R. § 337.6) held by the Bank to exceed the amount held as of the date of this ORDER.

     4. Within thirty (30) days of the effective date of this ORDER, the Bank shall provide to the Commissioner a contingency plan that provides for and ensures the continuous, appropriate and satisfactory servicing of all loans held by the Bank that is acceptable to the Commissioner.

     5. All requests for prior written approval required under this ORDER shall be received at least 15 days prior to the proposed "extension of credit", "covered transaction", "transaction covered" or dividend declaration date and shall contain, but not be limited to, an analysis of the impact such proposed extension, transaction, dividend or other payment would have on the Bank's capital position, cash flow, concentrations of credit, asset quality and allowance for loan and lease loss needs. The Commissioner may require any additional information related to the request that he, in his sole discretion, deems necessary or appropriate.

     6. During the life of this ORDER the Bank shall comply with all state and federal banking disclosure laws including but not limited to Part 309 of the FDIC Rules and Regulations,

12 C.F.R. Part 309 which generally prohibits the disclosure of confidential bank information to third parties.

     7. Within sixty (60) days from the effective date of this ORDER, the Bank shall send to its shareholders or otherwise furnish a description of this ORDER. The description shall fully describe the ORDER in all material respects. The description and any accompanying communication, statement, or notice shall be sent to the UDFI for review at least 20 days prior to dissemination to shareholders. Any changes requested to be made by the UDFI shall be made prior to dissemination of the description, communication, notice or statement.

     8. It is expressly and clearly understood that if, at any time, the Commissioner shall deem it appropriate in fulfilling the responsibilities placed upon him under applicable law to undertake any further action affecting the Bank, nothing in this ORDER shall in any way inhibit, estop, bar or otherwise prevent him from doing so.

     This ORDER shall become effective upon its issuance by the UDFI. The provisions of this ORDER shall remain effective and enforceable except to the extent that, and until such time as, any provisions of this ORDER shall have been modified, terminated, suspended, or set aside by the UDFI.

The provisions of this ORDER shall be binding upon the Bank, its institution-affiliated parties, and any successors and assigns thereof.

Pursuant to delegated authority.

Dated this 16th day July, 2009

/s/ Michael L. Jones

for	G. Edward Leary
Utah Department of Financial Institutions